Exhibit 99.1

Deep Down, Inc. (now Koil Energy Solutions, Inc.) Announces Second Quarter 2022 Results

Houston, TX – August 8, 2022 – Deep Down, Inc. (OTCQB: DPDW) (“Deep Down” or the “Company”), a specialist in deepwater production and distribution equipment and services, today reported results for its quarter ended June 30, 2022. Deep Down will hold a conference call tomorrow, Tuesday, August 9, 2022 at 10:00 am Eastern Time to review its results and outlook (call details below).

Deep Down at a Glance:

Share Price†:	$0.59	Cash*:	$3.4M
52-Week Range†:	$0.49 - $0.80	Book Value*:	$9.9M
Shares Out.†:	11.9M	Price / Book Value:	0.7x
Market Cap†:	$7.0M	TTM Revenue:	$15.9M
*As of 06/30/22; †As of 08/05/22

Charles Njuguna, Deep Down’s CEO, commented, “Deep Down’s top-line results for the second quarter of 2022 are indicative of the ongoing challenges that face the offshore industry. Inflation, certain geopolitical events, and the possibility of a prolonged recession continue to weigh on our customers’ abilities to commit to long-term deepwater projects. While some of these factors are systemic, we remain focused on the levers within our control as we work to grow the business.

“We are dedicated to the growth of our business, and during the quarter, we saw a glimpse of what that growth could entail. We expanded our cable management expertise beyond our traditional oil and gas offerings by providing cable management services for a military project in the northern half of the United States, and we received an order to provide hydrogen energy related services. The scope of these projects not only demonstrate the transferability of expertise we developed over the past 25 years, but it also validates our strategy to shift focus from core products and services to core competencies. This is in addition to announcing the relocation of the business and a rebranding of the company in the first quarter of 2022. When the move is completed later in the third quarter of 2022, we are confident that our new headquarters will enrich our team’s ability to support the needs of our clients, while allowing us to spread our wings to discover even more diverse offerings. Secondly, rebranding the company from Deep Down, Inc. to Koil Energy Solutions, Inc. was the next step in promoting our core competencies to expand our product and service offerings into new markets. While we are still awaiting approval from the Financial Industry Regulatory Authority (“FINRA”) for our name and ticker symbol change, we have moved forward with this change operationally and are currently working with our customers under the new brand.

“The growth of our business remains a top priority and managing cash flow and preserving liquidity remains of critical importance. Bidding and project activity remain strong, and we are confident our streamlined operations and continued focus on our core strengths will enable us to be the primary choice for our customers. This, combined with our recent rebranding efforts to Koil Energy and the upcoming move to our new headquarters later this year, will provide us with the momentum needed to achieve this desired growth.”

Operating Results

Deep Down’s revenues for the three months ended June 30, 2022 (“Q2 2022”) decreased 23 percent to $3.5 million compared to $4.5 million for the three months ended June 30, 2021 (“Q2 2021”) primarily due to a decline in product-oriented, fixed price contracts offset by an increase in short duration projects utilizing our support services and rental solutions.

Gross profit for Q2 2022 was $1.5 million, or 42 percent of revenues, compared to Q2 2021 gross profit of $1.4 million, or 31 percent of revenues. The increase in gross profit was due to incurring less materials costs and decreases in lower margin passthrough service costs for the three months ended June 30, 2022.

Operating expenses were $1.5 million, or 42 percent of revenues, in Q2 2022 compared to $1.8 million, or 40 percent of revenues, in Q2 2021. The $0.4 million, or 19 percent, decrease in operating expenses was mainly due to recording a $0.5 million reserve for doubtful accounts receivable related to prolonged customer payment terms and uncertainty around certain customers’ liquidity for the three months ended June 30, 2021.

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Due to the factors discussed above, Deep Down reported a Q2 2022 net profit of $0.2 million, or $0.01 per diluted share, compared to a Q2 2021 net profit of $0.7 million, or $0.06 per diluted share. Per share results for Q2 2022 and Q2 2021 are based on 12.06 million and 12.44 million weighted average shares outstanding, respectively.

Deep Down reported a modified EBITDA of $0.2 million in Q2 2022 compared to a modified EBITDA of negative $0.1 million in Q2 2021. The increase in modified EBITDA was primarily impacted by the increase in gross margins during the three months ended June 30, 2022 as compared to the three months ended June 30, 2021. Modified EBITDA for the three months ended June 30, 2021 was also impacted by recording a $534 reserve for doubtful accounts receivable during that period. This is compared to recording a $55 reversal to the reserve for doubtful accounts receivable for the collection of previously reserved amounts during the three months ended June 30, 2022.

Share Repurchases

On June 3, 2022, the Company repurchased 147,059 shares of common stock from Mr. Smith at a total cost of $0.1 million. The price per share used for each transaction was market price, and the average price per share paid to Mr. Smith was $0.68.

No shares of common stock were purchased during the quarter ended June 30, 2021.

Financial Strength

At June 30, 2022, Deep Down had working capital of $6.3 million, which includes cash of $3.4 million and receivables of $5.3 million. Total shareholders’ equity was $9.9 million, or approximately $0.83 per common share. Given the Company’s current capital structure, Deep Down remains in a strong position for continued growth.

Conference Call Details:

Call Dial-in:	1-833-630-1956 for domestic callers
1-412-317-1837 for international callers
Webcast/Replay URL:	https://edge.media-server.com/mmc/p/b77jxdz2
Replay:	Available through August 16, 2022 on www.koilenergy.com

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down (now Koil Energy Solutions) is a leading energy services company offering subsea equipment and support services to the world’s energy and offshore industries. We provide innovative solutions to complex customer challenges presented between the production facility and the energy source. Our core services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, and related services. Additionally, Deep Down’s highly experienced team can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations:

Trevor Ashurst

ir@koilenergy.com

281-862-2201

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands, except per share amounts)
Revenues	$3,499	$4,528	$7,100	$8,450
Cost of sales	2,018	3,122	4,204	5,316
Gross profit	1,481	1,406	2,896	3,134
Total operating expenses	1,475	1,830	3,203	3,442
Operating income (loss)	6	(424)	(307)	(308)
Total other (income) expense	(181)	(1,154)	(235)	(1,190)
Income (loss) before income tax expense	187	730	(72)	882
Income tax expense	10	6	15	10
Net income (loss)	$177	$724	$(87)	$872
Net income (loss) per share, basic and diluted	$0.01	$0.06	$(0.01)	$0.07
Weighted-average shares outstanding, basic and diluted	12,057	12,444	12,136	12,439

Comparative Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2022	2021
	(In thousands)
Assets:
Cash	$3,439	$3,676
Other current assets	5,890	7,288
PP&E, net	2,267	1,727
Other non-current assets	1,408	2,035
Total assets	$13,004	$14,726

Liabilities:
Current liabilities	3,053	3,866
Other long-term liabilities	21	588
Total liabilities	3,074	4,454
Stockholders' equity	9,930	10,272
Total liabilities and stockholders' equity	$13,004	$14,726

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(UNAUDITED)

Modified EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Net income (loss)	$177	$724	$(87)	$872

Add: Interest expense, net	3	8	5	21
Add: Income tax expense	10	6	15	10
Add: Depreciation and amortization	173	262	369	522
Add: Share-based compensation	14	17	71	37
Add: Relocation costs	29	–	29	–
Deduct: Gain on sale of asset	(134)	(6)	(188)	(55)
Deduct: Forgiveness of PPP loan	–	(1,124)	–	(1,124)
Deduct: Reversal of litigation accrual	(100)	–	(100)	–

Modified EBITDA (loss)	$172	$(113)	$114	$283

Cash flow data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Cash provided by (used in):
Operating activities	$1,257	$(447)	$780	$(643)
Investing activities	(420)	(134)	(767)	(140)
Financing activities	(100)	–	(250)	1,111
Change in cash	$737	$(581)	$(237)	$328

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